UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2013

SOLLENSYS CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-174581	80-0651816
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1 Hampshire Court

Newport Beach, CA 92660

(Address of principal executive office)

(949) 642-7816

(Registrant's telephone number, including area code)

_____________

(Former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 14, 2013, Sollensys Corp. (the “Company”) completed its acquisition of approximately 95% of the outstanding common shares of Sollensys Corporation, a South Korean corporation.  In connection with the acquisition the Company will issue approximately 200,000,000 common shares to the shareholders of Sollensys Corporation and the largest single shareholder of the Company will cancel approximately 195,000,000 common shares.  Upon cancellation of the 195,000,000 common shares the shareholders of Sollensys Corporation will own approximately 40% of the issued and outstanding common shares of the Company.  The Company has no preferred shares or convertible securities outstanding.

There are no family relations or other relationships between the Company and Sollensys Corporation and there are no arrangements or understanding among the members of the former or new control group with respect to election of directors or other matters.

Item 2.01 Completion of Acquisition or Disposition of Assets

Pursuant to the Share Acquisition Agreement, we purchased from various shareholders of Sollensys Corporation common stock equal to approximately 95% of the issued and outstanding common shares of Sollensys Corporation by issuing to the selling shareholders of Sollensys Corporation approximately 200,000,000 common shares.

The closing of the acquisition occurred on February 14, 2013.

The foregoing description of the Share Acquisition Agreement is subject to more detailed provisions set forth in the agreement which was previously attached as an exhibit to an 8-K we filed on October 2, 2012 and which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Share Acquisition Agreement, we issued approximately 200,000,000 shares of common stock to those shareholders of Sollensys Corporation that sold their common shares to us.

The securities issued pursuant to the Share Acquisition Agreement were not registered under the Securities Act.  These securities qualified for exemption under Rule 506 promulgated under Section 4(2) of the Securities Act since the issuance by us did not involve a “public offering” and each offeree was an “accredited investor”.

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 14, 2013, the board of directors appointed Mr. Frank Woo to fill a vacancy on the board of directors.

Rowland W. Day, the Company’s Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director resigned as the Company’s Chief Executive Officer.  Frank Woo was appointed as the Company’s Chief Executive Officer.  Mr. Day’s resignation as an officer was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Frank Woo, age 43.  From 2010 to the present Mr. Woo has been the Chief Financial Officer of Sollensys Corporation.  From 2008 to 2010, Mr. Woo was the Chief Executive Officer of Blue On Business Consulting Group Co. Ltd.  From 2006 to 2008, Mr. Woo was the Chief Executive Officer of Koges America Co. Ltd.  From 2004 to 2006, Mr. Woo was the Chairman of the Knowledge & Industry Institute located in Seoul, Korea, and from 2002 to 2004, Mr. Woo was the Chief Executive Officer of EINS S&C Co., Ltd & Koges Korea Co., Ltd.

Mr. Woo graduated from the Korea Aerospace University in the department of Information and Telecommunication Engineering in 1993.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which Mr. Woo is a party in connection with this appointment as director and an officer of this Company.

No transactions occurred in the last two years to which the Company was a party in which Mr. Woo had or is to have a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Share Acquisition Agreement dated September 30, 2012, previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sollensys Corp.

Date: February 20, 2012	By: /s/ Rowland W. Day
Rowland W. Day
President

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